PURCHASE AND ASSUMPTION AGREEMENT

This Agreement, dated as of August 26, 1998, is by and between, Capital City Bank, a bank organized under the laws of the State of Florida having its principal place of business in Tallahassee, Florida ("Buyer"), and First Union National Bank, a national banking association having its principal place of business in Charlotte, North Carolina ("Seller").

I.	DEFINITIONS

1.1 Certain Defined Terms.

Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa.

"Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

"Amount of Premium" has the meaning set forth in Section 3.1 of this Agreement.

"Assets" has the meaning set forth in Section 2.1 of this Agreement.

"Benefit Plan" means any pension, profit-sharing, or other employee benefit, fringe benefit, severance or welfare plan maintained by or with respect to which contributions are made by, Seller or any of its Affiliates with respect to Seller's employees at the Branches.

"Branches" means those branch offices of Seller listed on
Schedule 1.1 to this Agreement.

"Business Day" means any Monday, Tuesday, Wednesday,
Thursday or Friday on which Seller is open for business.

"Closing" means the purchase of the Assets by Buyer and the assumption of the Liabilities by Buyer on the Closing Date.

"Closing Date" has the meaning set forth in Section 9.1 of this Agreement.

"Closing Documents" refers to the documents to be executed and delivered by Buyer and/or Seller, as applicable, on the Closing Date certain of which shall be substantially in the form attached as Exhibit A to this Agreement.

"Closing Statement" means the document to be delivered to Buyer pursuant to Section 3.2 in the form of Exhibit B to this Agreement.

"Deposit Accounts" means the deposit accounts at the Branches, the balances of which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

"Deposits" means all deposits (as defined in 12 U.S.C.
Section 1813(l)) which are booked at the Branches as of the Close of Business on the Closing Date, including in each case accrued but unpaid interest and both collected and uncollected funds, but excluding (i) deposits held in accounts for which Seller acts as fiduciary (other than deposits held by Retirement Plans), (ii) deposits constituting official checks, travelers checks, money orders or certified checks, (iii) purchased deposits, or (iv) deposits held in CAP Accounts.

"Equipment Leases" means those operating and financial leases and conditional sales contracts covering Fixed Assets which Seller may assign to Buyer without restriction or with the lessor's written consent, with respect to the Branches being acquired hereunder.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity that is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.

"Federal Funds Rate" means, for any day, the rate per annum
(expressed on a basis of calculation of actual days in a year) equal to the "near closing bid" federal funds rate published in The Wall Street Journal on the Business Day following the Closing Date.

"Fixed Assets" means all fixtures (including signage poles), leasehold improvements, furnishings (excluding artwork owned by Seller), vaults, safe deposit boxes, equipment (including, for example, all ATM machines, but excluding any computer, telecommunications or teller equipment), supplies (other than forms and other supplies which bear Seller's name or logo), and other personal property, which are owned or (to the extent of Seller's interest as lessee) leased by Seller, which are located at the Branches on the Closing Date and which are in good working order, including all warranties and guaranties (manufacturer's or otherwise) as to Fixed Assets which are in force and effect as of the Closing Date and which are not expressly non-assignable by their own terms.

"Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

"Hazardous Material" means any substance presently, or until the Closing Date, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any applicable state or federal law relating to the protection, preservation or restoration of the environment, including, but not limited to, the following federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Insecticide, Fungicide and Rodenticide Act, each as amended, and as may be amended from the date hereof until the Closing Date.

"Instant Cash Reserve Lines of Credit" means those consumer lines of credit made available to customers of the Branches as a protection against overdrafts on the Deposit Accounts.

"Instant Cash Reserve Loans" means those loans outstanding on the Closing Date pursuant to Instant Cash Reserve Lines of Credit.

"Leased Branches" means all premises of the Branches which are leased under the Real Property Leases.

"Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

"Mediator" means a firm of certified public accountants mutually agreeable to Seller and Buyer.

"Overdrafts" means those overdrafts of the book balance of any Deposit Accounts.

"Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

"Real Property" means the land (including the improvements thereon) owned by Seller on which any Branches are located.

"Real Property Leases" means the lease agreements pursuant to which any Branches are leased by Seller.

"Retirement Plans" means those non-discretionary individual retirement accounts and qualified retirement plan accounts relating to the Deposits for which Seller acts as custodian or trustee.

"Training Expenses" means the overtime and out-of-pocket expenses (meals and mileage) incurred by Seller, and documented according to Seller's customary practices for such expenses, as a result of Buyer's training schedule prior to Closing.

"Welfare Benefit Plans" means those Benefit Plans which are
"welfare benefit plans" as defined by ERISA.

II.	PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1	Purchase of Assets.

Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer possession of and all right, title and interest of Seller in and to the following assets to Buyer (the "Assets") and Buyer agrees to purchase the same from Seller, as of the close of business on the Closing Date:

(a)	the Real Property;

(b)	the Fixed Assets;

(c)	cash on hand in the Branches;

(d)	the Instant Cash Reserve Loans;

(e)	the Overdrafts; and

(f)	Seller's rights under the Instant Cash Reserve Lines
of Credit and any safe deposit box rental agreements relating to safe deposit boxes located at the Branches, and at the discretion of Buyer, all rights of Seller under any service or similar contract in effect as of the Closing Date listed on Schedule 2.1(f) relating to the operations of the Branches to the extent that such contracts are assignable.

2.2	Assumption of Liabilities.

Buyer agrees to assume, pay, perform and discharge the following liabilities of Seller (the "Liabilities") as of the close of business on the Closing Date for the period after the Closing Date.
Except as set forth below, Buyer shall not assume any other liabilities of
Seller:

(a)	the Deposits and all terms and agreements relating to
the Deposit Accounts;

(b)	Seller's duties and responsibilities relating to the
Deposits with respect to: (i) the abandoned property laws of any state, (ii) any legal process which is served on Seller on or before the Closing Date, and which Seller delivers to Buyer as soon as practicable, with respect to claims against or for the Deposits except to the extent the claim is against Seller over and above the amount of the Deposits; or (iii) any other applicable law;

(c)	Seller's duties and responsibilities with respect to
the Real Property Leases and the Equipment Leases;

(d)	Seller's duties and responsibilities with respect to
the Instant Cash Reserve Lines of Credit;

(e)	Seller's duties and responsibilities with respect to
the safe deposit boxes located at the Branches;

(f)	Seller's duties and responsibilities with respect to
the Retirement Plans; and

(g)	all of Seller's post-Closing obligations due under
any service or similar contract, in effect at the Closing, relating to the operation of the Branches, to the extent that such contracts are included in Section 2.1(f) of this Agreement.

2.3	Transfer of Records.

(a)	At the Closing, Seller also shall transfer to Buyer
possession and all right, title and interest of Seller in and to all books and records relating to the Assets and the Liabilities which are maintained at the Branches.

(b)	All books and records relating to the Assets and
the Liabilities held by either Seller or Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) that party's standard recordkeeping policies and procedures. Throughout such period, the party holding such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable written notice of any such request.

2.4	Tax Matters.

(a)	Notwithstanding Section 2.5, Buyer and Seller shall
both pay one-half (1/2) of any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(b)	Notwithstanding Section 2.5, Seller shall pay to
Buyer or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Buyer if Buyer shall have paid, any real property documentary stamp taxes arising out of the transfer of the Real Property, the Leased Branches, the Real Property Leases and the Fixed Assets.

(c)	Notwithstanding Section 2.5, Buyer shall pay to
Seller or the relevant taxing jurisdiction (as appropriate under the circumstances), or reimburse Seller if Seller shall have paid, any real property recording costs arising out of the transfer of the Real Property, the Leased Branches, the Real Property Leases and the Fixed Assets.

2.5	Proration of Certain Expenses.

Subject to the provisions of Section 2.4, all rentals, real estate taxes (including ad valorem taxes relating to the Real Property), personal property taxes (tangible or intangible), and utility, water and sewer charges and assessments, as well as semiannual assessments paid to the Bank Insurance Fund or the Savings Association Insurance Fund with respect to the Deposits, shall be prorated between Buyer and Seller as of the close of business on the Closing Date.

2.6	Back Office Conversion.

Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and the Liabilities which is maintained on Seller's data processing systems so that Buyer can incorporate such information into Buyer's data processing systems no later than the opening of business on the Business Day following the Closing Date.

2.7	Processing of Certain Items After Closing.

A draft of the written practices and procedures under which Buyer and Seller shall handle all items (including, for example, automated clearing house and electronic funds transfer items) relating to the Assets and the Liabilities, which are presented or returned following the Closing Date, and any claims relating to such items are attached to this Agreement as Exhibit D, including certain other matters relating to consummation of the transactions contemplated hereby (the "Working Agreement"), the terms of which shall be incorporated herein and made a part of this Agreement. As promptly as practicable following the execution of this Agreement, the parties agree to finalize the Working Agreement.

2.8	Information Returns.

Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits after the Closing Date, interest received on the Instant Cash Reserve Loans after the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for the periods beginning after the Closing Date. Seller will file all required information returns with the Internal Revenue Service and any information returns required by state or local tax authorities with respect to interest paid on the Deposits on or before the Closing Date, interest received on the Instant Cash Reserve Loans on or before the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for periods ending on or before the Closing Date.

2.9	Retransfer of Overdrafts and Instant Cash Reserve Loans.

During the period beginning on the Closing Date and ending on the 60th day thereafter, Buyer shall be entitled upon written notice to Seller to retransfer any Overdrafts or Instant Cash Reserve Loans (referred to in this section as "Loan(s)") that are in default or cannot be collected where such default or inability to collect arises within 30 days after the Closing Date. Buyer agrees that if Buyer cannot collect an Instant Cash Reserve Loan, at any time within five years from the Closing Date, because the documentation for such Loan is incomplete, then Buyer shall first attempt to have the customer reexecute any required documentation before Buyer shall attempt to retransfer such Loan to Seller. The price at which the Buyer shall retransfer such Loans to Seller shall be equal to the unpaid principal balance of the Loans, plus accrued interest thereon for such obligations, on the date of retransfer. Buyer shall service all Loans put back in accordance with normal and prudent banking standards and practices until such Loans are repurchased by Seller.

III. CONSIDERATION

3.1	Calculation.

In consideration of Buyer's purchase of the Assets and its assumption of the Liabilities, Seller agrees to pay to Buyer an amount equal to the Deposits, plus accrued interest thereon, less an amount (the "Offset Amount") equal to the sum of the following, in each case calculated as of the close of business on the Closing Date:

(a)	net book value, as determined in accordance with
generally accepted accounting principles ("GAAP") consistently applied, of the Fixed Assets;

(b)	net book value, as determined in accordance with
GAAP consistently applied, of the Real Property;

(c)	the principal amount of the Instant Cash Reserve
Loans, plus accrued interest thereon;

(d)	the amount of cash on hand at the Branches;

(e)	the principal amount of the Overdrafts;

(f)	the net amount (which may be a negative amount) of
taxes payable by Buyer and Seller under Section 2.4 (i.e., the amount payable by Buyer less the amount payable by Seller);

(g)	the net amount (which may be a negative amount) of
any adjustments under Section 2.5 (i.e., the amount payable by Buyer less the amount payable by Seller);

(h)	an amount equal to 4 percent with respect to the
Chipley, Sunny Hills and Port St. Joe Branches, and 10.19 percent with respect to the Starke, Keystone Heights, Palatka Mall and Palatka Main Branches, of the average of the monthly Deposit average for the calendar month preceding the month during which the Closing Date occurs (the "Amount of Premium"); and

(i)	the Training Expenses.

3.2	Settlement.

(a)	Not later than the Saturday following the Closing
Date, Seller shall deliver to Buyer the Closing Statement prepared in accordance with Seller's customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit B to this Agreement, which shall be completed as of the close of business on the Closing Date and be the basis of the payment to be made to Buyer's account on the Monday following the Closing Date (the "Settlement Payment"). Buyer shall receive interest at the Federal Funds Rate on the amount of the Settlement Payment for the period from the Closing Date until the Monday following the Closing Date when the Settlement Payment is made.

(b)	The parties shall cooperate in the preparation of
the Adjusted Closing Statement within 30 days after the Closing Date which shall be prepared in accordance with Seller's customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit C to this Agreement, which shall be completed as of the close of business on the Closing Date. On the Business Day after Buyer and Seller agree to the Adjusted Closing Statement, or Buyer and Seller receive notice of any determination of the Adjusted Closing Statement under subsection

(c) (the "Adjusted Settlement Date"), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount (the "Adjustment Payment") equal to the amount due stated on the Adjusted Closing Statement, plus interest from the day after the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the Federal Funds Rate.

(c)	If the parties are unable to agree on the Adjusted
Closing Statement within 30 days after the Closing Date, either party may submit the matter to the Mediator, which shall determine all disputed portions of the Adjusted Closing Statement in accordance with the terms and conditions of this Agreement within 30 days after the submission. The parties shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Adjusted Closing Statement in bad faith. The Adjusted Closing Statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

(d)	The Settlement Payment and the Adjustment Payment
shall each be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party not less than two Business Days prior to such payment.

IV.	SELLER'S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer.

4.1	Power and Authority.

(a)	Seller has the corporate power and authority to
enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by federal and state regulators or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(b)	The performance of this Agreement by Seller will not
violate any provision of the Articles of Association or Bylaws of Seller.

(c)	The performance of this Agreement by Seller will not
violate any applicable law, rule, regulation, or order or any contract or instrument by which Seller is bound, except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Branches, taken as a whole, or the consummation of the transactions contemplated by this Agreement (a "Seller Material Adverse Effect").

4.2	Litigation and Regulatory Proceedings.

There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Seller's knowledge) threatened against Seller or any of the Assets or the Liabilities, which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or nonconsent.

4.3	Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller's consummation of the transactions contemplated by this Agreement, other than any required lessor consents to the assignment of the Real Property Leases and the Equipment Leases and as may be required as a result of any facts or circumstances relating solely to Buyer.

4.4	Real Property.

(a)	Schedule 4.4 contains a list of all the Real Property.

(b)	Seller will convey good and marketable title, such
as is insurable by any reputable title insurance company, to the Real Property, free and clear of all encumbrances, except for easements and restrictions of record, applicable zoning laws, building restrictions and all other laws of duly constituted public authorities, grants of public rights of way, standard exceptions in the title insurance policy, the rights of landlords under any ground leases relating to the Real Property, the rights of any tenants, and liens for taxes and assessments not delinquent.

(c)	Seller shall maintain in effect from the date of
this Agreement until the Closing Date, all property, liability, fire and casualty insurance in effect as of the date hereof with regard to the Branches, including the structures, leasehold improvements and Fixed Assets relating to the Branches. In the event of fire or some other casualty at a Branch which renders the Branch unfit to conduct the business of banking, Buyer shall have the right to terminate the Agreement with respect to such Branch. In the event Buyer elects not to terminate, Seller shall, as soon as practicable, provide a mobile banking unit to continue the Branch's business and shall proceed to repair (or rebuild) such Branch to a condition comparable to the state of the Branch prior to the casualty.

(d)	To the knowledge of Seller, Seller has not received
any written notice of violation, citations, summonses, subpoenas, compliance orders, directives, suits, other legal process (including materialman's or construction liens), or other written notice of potential liability under applicable environmental, zoning, building, fire and other applicable laws and regulations relating to the Branches.

(e)	To the knowledge of Seller, Seller has received no
written notice of a condemnation proceeding relating to the Branches.

(f)	Except as disclosed on Schedule 4.4(f), there are no
outstanding agreements, options or commitments of any nature obligating Seller to transfer the Real Property or the Leased
Branches to any other party.

(g) To the knowledge of Seller, Seller has received no written notice of any existing or pending special assessments affecting the Real Property, which may be assessed by any governmental authority, water or sewer authority, drainage district or any other special taxing district.

4.5	Fixed Assets.

Seller has good and marketable title to the Fixed Assets, free and clear of all encumbrances, claims, charges, security interests, or liens, if any, which do not materially detract from the value of or interfere with the use of the Fixed Assets.

4.6	Ownership of Instant Cash Reserve Loans.

Seller has full power and authority to hold each Instant
Cash Reserve Loan, and has good title to the Instant Cash Reserve Loans free and clear of all liens, encumbrances, actions, suits, arbitrations, claims, governmental or other examinations or investigations, hearings, inquiries or administrative or other proceedings pending with respect to or affecting the Instant Cash Reserve Loans. Seller is authorized to sell and assign the Instant Cash Reserve Loans to Buyer and, upon such assignment, Buyer will have the rights of Seller with respect to the Instant Cash Reserve Loans in accordance with the terms and conditions thereof. The applicable documents are genuine and have been duly executed by the borrower, and the Instant Cash Reserve Loans are valid and comply with all applicable laws and regulations.

4.7	Validity of and Compliance with Real Property Leases.

The Real Property Leases are valid and existing leases under which Seller, as lessee, is entitled to possession of the leased premises. To Seller's knowledge, no event has occurred and is continuing, which constitutes a default under any of the Real Property Leases.
Subject to Seller obtaining any necessary landlord consents, the assignment of such leases will transfer to Buyer all of Seller's rights under the Real Property Leases.

4.8	Compliance with Certain Laws.

The Deposit Accounts and the Instant Cash Reserve Loans were opened, extended or made, and have been maintained, in accordance with all applicable federal, state and local laws, regulations, rules and orders, and the Branches have been operated in compliance with Seller's policies and procedures and all applicable federal and state and local laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Seller Material Adverse Effect.

4.9	FDIC Insurance.

The Deposits are insured by the Federal Deposit Insurance
Corporation through the Bank Insurance Fund and the Savings Association Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.

4.10	Organization.

Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

4.11  Tenants.

Except for the tenants listed on Schedule 4.11, there are no tenants on the Real Property.

4.12	Untrue Statements.

No representation or warranty by Seller in this Agreement or any exhibit hereto, and/or any statement, schedule, list or officer's certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain, as of the date of delivery thereof or as amended or supplemented at the Closing Date, or the Adjusted Settlement Date, respectively, any untrue statement of material fact, or omits or will omit to state any material fact, necessary to make the statements contained herein or therein not misleading.

V.	BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller.

5.1	Power and Authority.

(a)	Buyer has the corporate power and authority to enter
into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, except as enforcement may be limited by federal and state regulators or by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(b)	The performance of this Agreement by Buyer will not
violate any provision of the Articles of Association, Bylaws or similar governing documents of Buyer.

(c)	The performance of this Agreement by Buyer will not
violate any applicable law, rule, regulation, or order or any contract or instrument by which Buyer is bound except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

5.2	Litigation and Regulatory Proceedings.

There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Buyer's knowledge) threatened against Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Buyer knows of no reason for any such opposition, disapproval or nonconsent.

5.3	Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Buyer's consummation of the transactions contemplated by this Agreement other than what may be required as a result of any facts or circumstances relating solely to Seller.

VI.	ADDITIONAL AGREEMENTS OF SELLER

6.1	Access to Seller's Premises, Records and Personnel.

(a)	Upon execution of this Agreement, Seller shall give
Buyer and its representatives such access to the Branches as Buyer may reasonably request, provided that Buyer does not unreasonably interfere with the Branches' business operations. Seller shall not be required to provide access to or to disclose information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)	Anything contained in this Agreement to the contrary
notwithstanding, Seller shall not be required to disclose, or to cause the disclosure to Buyer or its representatives (or provide access to any offices, properties, books or records of Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for Seller, nor shall Seller be required to permit or to cause others to permit Buyer or its representatives to copy or remove from the offices or properties of Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on Buyer.

(c)	At Buyer's request, Seller shall authorize and
permit certain of its officers and members of management to engage in discussions with Buyer for the purposes of discussing the Branches' business and negotiating and concluding management employment contracts, employee benefit plans, and new incentive plans and Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of Seller pursuant to such discussions with Buyer, except to the extent that disclosure is required by applicable law or court process.

6.2	Matters Relating to Branch Closing.

In the event that Buyer intends to close any of the Branches on the Closing Date or before ninety (90) days thereafter, Buyer and Seller agree to the following:

(a)	Subject to subsection (b), Seller and Buyer shall
prepare Branch closing notices to Seller's customers, to be mailed by Seller at Buyer's request and expense, at such time as shall be mutually agreed upon between Buyer and Seller. Seller and Buyer also shall prepare another notice to Seller's customers, to be mailed by Seller at Buyer's request and expense, of Buyer's impending acquisition of the Branches within ten Business Days following Seller's receipt of notice that Buyer has obtained any and all required regulatory approvals for the transactions contemplated by this Agreement or such earlier date as Seller and Buyer may mutually agree upon. After Seller mails this notice, Buyer shall be permitted to provide to Seller material to be sent, at Buyer's expense, to the depositors, borrowers and other customers of the Branches concerning the proposed acquisition and Buyer's products. Each party's communication shall be subject to the approval of the other party, which approval shall not be unreasonably withheld.

(b)	Unless Buyer shall certify in writing at the time
that (x) Buyer is not aware of the occurrence of any event or condition, which, if not corrected, would be reasonably expected to result in the failure of any condition to Closing under Sections
9.3 or 9.4; (y) Buyer has no reason to believe that any regulatory approval required under Section 9.3(a) will not be forthcoming, and
(z) no challenge has been threatened or filed and is pending with respect to any such regulatory approval:

 (i)	Buyer shall not take any action with respect
to any of the Branches which would require that notices be posted or provided to customers or regulators, as required by 12 U.S.C. Section 1831r-1, on or prior to the Closing
Date; and

(ii)	Seller shall not be required to participate
in the closing of any Branch or in any notice to customers relating to such a closing.

6.3	Regulatory Approvals.

Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also agrees to cooperate with Buyer and take no action which would adversely affect or delay Buyer's ability to obtain any regulatory approval which Buyer must obtain before the Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller's receipt of the same.

6.4	Conduct of Business.

Except as provided in this Agreement or as may otherwise be agreed upon by Buyer, Seller will continue to carry on the business at the Branches and maintain the Branches and Fixed Assets in customary repair until the Closing in the ordinary course of business, consistent with prudent business practices, including but not limited to, the following:

(a)	Seller shall not, without the written consent of
Buyer, pay above market rates on the Deposits, including participation in any promotions or marketing campaigns offered generally throughout the Panhandle and North Region of Florida;

(b)	Seller shall not specifically encourage or solicit
any Branch customer maintaining a Deposit account at the Branches in any manner to transfer such account to another branch of Seller or to any other financial institution (other than Buyer);

(c)	Seller shall not terminate the operation of any
Branch, unless those operations cease due to events beyond Seller's control;

(d)	other than in the ordinary course of business,
Seller shall not purchase or dispose of any Assets with an aggregate value in excess of $1,000 without the prior consent of Buyer, unless otherwise provided for herein;

(e)	Seller shall not, without the prior consent of
Buyer, make any commitments for Branch expenditures of a capital nature with respect to the Branches;

(f)	Seller shall not dispose of any part of the Branches
without the consent of Buyer; and

(g)	Seller shall not take any action which would
materially affect Buyer's rights hereunder or the Assets or Liabilities, except as provided herein.

Seller will notify Buyer of any event of which Seller obtains knowledge which would make any of Seller's representations under
Article IV of this Agreement false in any material respect.

6.5	Covenant of Seller Not to Solicit.

Seller hereby agrees that from the date of this Agreement and for a period of one year after the Closing Date,

Seller and its Affiliates shall not specifically target and solicit the customers of the Branches; provided, however, that nothing in this section shall: (i) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio or television, or by other means that are directed to the general public or to a group of customers who may include customers of the Branches, provided that such group is defined by criteria other than solely as customers of the Branches, or (ii) otherwise prevent Seller or its Affiliates from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of Seller or its Affiliates. Seller shall flag the names of the customers of the Branches on its Master Customer Information File ("MCIF") system for a period of one year so that any customer lists drawn from the MCIF shall exclude the names of such customers.

6.6	Covenant of Seller not to Compete.

Seller hereby agrees not to open a de novo full-service branch facility (excluding any ATMs) within the county in which each Branch is located, except, however, with respect to the Keystone Branch, within the Keystone city limits (the "Noncompete Area") for a period of one year from the Closing Date; provided, however, that Seller, or its Affiliates, shall be expressly permitted to acquire a financial institution notwithstanding the fact that the financial institution to be acquired has a branch or other facility in the Noncompete Area so long as a substantial part of the business and assets of such institution are located outside of the Noncompete Area.

6.7	Solicitation of Loan Customers.

By no later than the Closing Date, Seller shall provide
Buyer with the names of the customers whose Deposit accounts are pledged as collateral for a loan with Seller for purposes of allowing Buyer to solicit such loan business away from Seller.

VII.  ADDITIONAL AGREEMENTS OF BUYER

7.1	Regulatory Approvals.

Buyer agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Buyer also agrees to cooperate with Seller in obtaining any regulatory approval which Seller must obtain before the Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer's receipt of the same.

7.2	Change of Name, Etc.

Immediately after the Closing, Buyer will (a) change the
name and logo on all documents and facilities relating to the Assets and the Liabilities to Buyer's name and logo, (b) notify all persons whose Instant Cash Reserve Loans or Deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the Federal Deposit Insurance Corporation and any other regulatory authorities required as a
result of the consummation of such transactions.   Buyer agrees not to use
any forms or other documents bearing Seller's name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. As soon as practicable and, in any event, within seven calendar days after the Closing Date, Buyer will issue new checks reflecting its transit and routing number to customers of the Branches with check writing privileges. Buyer shall use its best efforts to encourage these customers to begin using such checks and cease using checks bearing Seller's name.

7.3	Real Property.

(a)	Except as expressly set forth herein, Buyer hereby
acknowledges and agrees that: (i) Buyer is expressly purchasing the Real Property in its existing condition "AS IS, WHERE IS, AND WITH ALL FAULTS" with respect to any facts, circumstances, conditions and defects; (ii) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same; (iii) Seller has specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Real Property and of all risk of adverse conditions; and (iv) Buyer has or will have prior to the Closing undertaken all such physical inspections and examinations of the Real Property, and the title thereto, as Buyer deems necessary or appropriate as to the condition of the Real Property. Except as expressly set forth herein, Buyer acknowledges that Seller has made no representations or warranties and shall have no liability to Buyer (and Buyer hereby waives any right to recourse against Seller) with respect to the conditions of the soil, the existence or nonexistence of hazardous substances, any past use of the Real Property, the economic feasibility of the Real Property, or the Real Property's compliance or noncompliance with all laws, rules or regulations affecting the Real Property.

(b)	Buyer may, at Buyer's option, within forty-five (45)
days from the date of this Agreement, undertake such physical inspections and examinations of the Real Property and the Leased Real Property, and the legal title thereto, including such inspections of the buildings thereon, as Buyer deems necessary or appropriate. The cost of any such inspections and examinations shall be responsibility of Buyer.

(i)	If Buyer shall discover a Material Defect,
as defined herein, as a result of Buyer's inspections and examinations, Buyer shall give Seller written notice as soon as possible describing the facts or conditions constituting such Material Defect and the measures which Buyer reasonably believes are necessary to correct such Material Defect. Seller shall notify Buyer within five (5) business days after receipt of such written notice whether
Seller elects to cure such Material Defect or terminate the Agreement with respect to such Branch, unless Buyer elects to waive such Material Defect. If Seller elects to cure, then Seller shall have thirty (30) days from the date of the receipt of Buyer's notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties, in which to cure such Material Defect to Buyer's reasonable satisfaction and Seller's reasonable cure shall be a condition to Buyer's obligation to purchase the Assets and assume the Liabilities with respect to such Branch under this Agreement. If Seller does not elect to cure a Material
Defect, Buyer may terminate this Agreement with respect to the affected Branch(es). "Material Defect" shall mean the existence of (x) a lien, encumbrance, survey, land use or other title defect on the legal title to the Real Property, except as previously disclosed in writing to Buyer by Seller, (y) any presence, discharge, disposal, release, threatened release or emission of any Hazardous Material in the ground or the structure of the Branch or the existence of any underground storage tank for which the Buyer has been advised in writing by its legal counsel that Buyer could become responsible for the assessment, removal or remediation of such discharge, disposal, release, threatened release, emission, the existence of such tank or for other corrective action, (z) with respect to the buildings, material deficiencies in the plumbing, electrical, HVAC, drive thru air transport system, roof, walls, or foundations. Provided, however, that in addition to satisfying the criteria described in the preceding sentence, the cost to cure such condition shall be more than $10,000 individually, or more than $25,000 in the aggregate (per Branch), based on a reasonable good faith estimate from a reliable third party.

(ii) In addition, written notice of a condemnation proceeding, which would materially detract from the ability of a Branch to conduct the business of banking consistent with its past practices, shall constitute a Material
Defect.

(iii) With regard to the Leased Branches, Buyer and
Seller understand that conducting the inspections and affecting the cure of a Material Defect, if any, may require the action or the consent of the lessor. In the event that the lessor elects not to undertake such action or give such consent relating to the cure of a Material
Defect, then Buyer may terminate the Agreement with respect to such Branch.

(c)	In connection with Buyer's inspections and
examinations of the Real Property and the Leased Branches, Seller shall, to the extent of Seller's access, within fifteen (15) days of the date of this Agreement, provide Buyer with copies of all assessments (including Phase I and Phase II reports), audits, correspondence, notices, letters, determinations, plans and other documents relating to the discharge, or the potential discharge, remediation or cleanup of a Hazardous Material on Real Property or the Leased Branches; provided, however, that such copies shall be provided for informational purposes only and Seller makes no representations or warranties with respect to the contents thereof.

(d)	No information or the contents of any environmental
audits, nor the results of any investigation of the Real Property conducted pursuant to this section, including, but not limited to, the contents of the report issued in connection therewith, shall be disclosed by Buyer or its agents, consultants or employees to any third party without Seller's prior written approval, unless and until Buyer is legally compelled to make such disclosure under applicable laws or until Buyer completes its purchase of the Real Property pursuant to this Agreement. Notwithstanding the foregoing, Buyer may disclose such matters to its directors, executive officers, legal counsel and such employees or agents who are reasonably required to receive such disclosure (such parties being referred to as "Buyer" for purposes of this section), the specific identities of whom shall be supplied to Seller prior to any permitted disclosure to such party by Buyer. If this Agreement is terminated for any reason, Buyer shall immediately deliver and/or return to Seller any and all documents, plans and other items furnished to Buyer pursuant to this section.

(e)	Seller is entitled to a final, original copy of
Buyer's Phase I Environmental Assessment Report prepared pursuant to this section provided that Seller first pays for one-half of all costs related to its preparation.

VIII. SELLER'S EMPLOYEES

8.1	Transferred Employees.

(a)	Without the prior consent of Buyer, Seller shall
make no changes in the personnel employed at the Branches other than terminations for cause or replacement of departed personnel.

(b)	Buyer will offer to employ all of Seller's employees
who are employed at the Branches on the Closing Date. From and after the Closing Date, Buyer shall provide the employees of Seller who are offered employment with Buyer, and who accept such employment with a salary or hourly wage comparable to that earned by them at the time of the Closing. (Such employees who become employees of Buyer after the Closing shall be referred to as "Transferred Employees.")

(c)	Seller is responsible for the filing of Forms W-2
with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date.

(d)	Without the prior consent of Buyer, Seller shall not
materially increase the wages, salary, bonuses, or other compensation of the Branch employees; provided, however, that (i) increases in compensation in the ordinary course of business consistent with Seller's past practices shall be permitted, and
(ii) the Branch employees shall be permitted to participate in special promotions or incentives, which are temporary in nature and which shall be disclosed to Buyer in advance on a confidential basis, offered in the region where the Branches are located.

(e)	For a period of one year following the Closing Date,
Seller shall not specifically target and solicit the Transferred Employees for employment with Seller; provided, however, that (i) Transferred Employees may voluntarily seek employment with Seller, and (ii) Transferred Employees who are terminated involuntarily by the Buyer shall be permitted to seek employment with Seller.

8.2	Employee Benefits.

(a)	(i)	Following the Closing, Buyer shall
not have any liability or obligation under any Benefit
Plans or any other program or arrangement of Seller or an ERISA Affiliate thereof under which any current or former employee of Seller or any of its Affiliates has any right to any benefits;

(ii)	Upon the Closing, the participation of
Transferred Employees in the Benefit Plans shall cease in accordance with the terms of such plans; and

(iii)With respect to the Transferred Employees, Seller shall be responsible for any welfare benefits or claims which, by reason of events which take place on or prior to the Closing Date, become payable under the terms of any Welfare Benefit Plan. With respect to Transferred
Employees, Buyer shall be responsible for any welfare benefits or claims which become payable by reason of events that take place after the Closing Date.

(b)	(i)	For the six-month period following
the Closing Date, Buyer shall grant severance pay and benefits to the Transferred Employees that are at least equal to such pay and benefits available under Seller's severance policy as in effect on the Closing Date;
provided, however, that Buyer shall not pay severance pay or benefits to any Transferred Employee who is terminated for cause during such six-month period;

	(ii)	From and after the Closing Date,
Buyer shall provide the Transferred Employees with the employee benefits, if any, provided to employees of Buyer and its Affiliates, subject to the terms of Buyer's benefit plans;

(iii)Buyer will grant for purposes of vacation benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred
Employees for periods of time credited to such Transferred
Employees under the Welfare Benefit Plans. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare
Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer, and such plans and programs shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under the respective Welfare
Benefit Plans to the extent that such Transferred Employees are covered by the Welfare Benefit Plans on the Closing
Date;

(iv)	Buyer shall take whatever action is
necessary, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for all purposes (including any waiting period) under Buyer's defined contribution pension plan for all periods of service credited to each such Transferred
Employee under the Seller's defined contribution pension plan. Within 45 days after the Closing Date, Seller shall provide to Buyer such information as Buyer reasonably requires to establish the service for the Transferred
Employees credited under the Seller's defined contribution pension plan;

(v)	If applicable, Buyer agrees to permit and
shall modify its existing defined 401-K plan to the extent necessary to permit a trustee-to-trustee transfer from Seller's 401(k) plan of the vested account balances of participants in that plan who become employees of Buyer.
Seller will cause the vested account balances of participants in Seller's 401(k) plan who become employees of Buyer to be transferred to Buyer's 401(k) plan in a trustee-to-trustee transfer; and

(vi)	Buyer shall take whatever action is
necessary, including amendment of its defined benefit pension plan, to grant to each Transferred Employee past service credit for service which has been granted under Seller's defined benefit pension plan, for all purposes, other than benefit accrual, under Buyer's defined benefit pension plan.

8.3	Training.

Seller shall permit Buyer to train the Transferred
Employees before Closing with regard to Buyer's operations, policies and procedures at Buyer's sole cost and expense. To the extent reasonable, this training shall take place outside of business hours and may, if agreed to by Buyer and Seller, take place at the Branches.

IX.	CLOSING AND CONDITIONS TO CLOSING

9.1	Time and Place of Closing.

The Closing shall be on a date mutually agreed upon by the parties (the "Closing Date") which shall be on a Friday and shall be no more than 30 days after the last regulatory approval necessary for the Closing has been obtained (without regard to any statutory waiting periods following such approval). The Closing shall take place at Seller's offices located at One First Union Center, Charlotte, North Carolina, at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties.

9.2	Exchange of Closing Documents.

The parties shall exchange drafts of all documents to be delivered at the Closing (other than the Closing Statement) at least ten Business Days prior to the Closing Date.

9.3	Buyer's Conditions to Closing.

Buyer's obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions in all material respects:

(a)	the parties obtaining all regulatory approvals which
are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement (No required regulatory approval shall be conditioned or restricted (including, without limitation, any requirement for Buyer to raise additional capital) in a manner which would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.);

(b)	each representation and warranty of Seller in this
Agreement being true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty) as of the Closing Date and all covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty);

(c)	Seller's delivery to Buyer of the following
documents in form and substance reasonably satisfactory to Buyer:

(i)	special warranty deeds conveying the Real
Property;

(ii)	bills of sale, assignments and other
instruments of transfer sufficient to convey to Buyer all of Seller's right, title, and interest in and to the remaining Assets;

(iii)a certificate executed by an appropriate officer of Seller attesting, to the officer's best knowledge, to Seller's compliance with the conditions set forth in Section 9.3(b);

(iv)	estoppel certificates executed by the
lessors of the Leased Branches;

(v)	sublease agreements with respect to the
Leased Branches where the lease is not assigned to Buyer;

(vi)	FIRPTA Affidavit complying with the
requirements of Section 1445 of the Internal Revenue Code of 1986, as amended; and

(d)	Buyer's agreement to receive the Closing Statement
and the Settlement Payment as provided in Section 3.2;

(e)	Such other documents necessary to effect the
transactions contemplated hereby as Buyer shall reasonably request;
and

(f)	Possession of the Branches and the Fixed Assets.

9.4	Seller's Conditions to Closing.

Seller's obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

(a)	the parties obtaining all regulatory approvals which
are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement (No required regulatory approval shall be conditioned or restricted in a manner which would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.);

(b)	each representation and warranty of Buyer in this
Agreement being true and correct in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty) as of the Closing Date and all covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects (but without duplication of any standard of materiality set forth in any such representation or warranty);

(c)	Buyer's delivery to Seller of the following
documents in form and substance reasonably satisfactory to Seller:

(i)	one or more executed assumptions of the Real
Property Leases;

(ii)	one or more executed instruments assuming
the remaining Liabilities; and

(iii)a certificate executed by an appropriate officer of Buyer attesting, to the officer's best knowledge, to Buyer's compliance with the conditions set forth in Section 9.4(b); and

(d)	Such other documents necessary to effect the transactions
contemplated hereby as Seller shall reasonably request.

9.5	Survival of Representations and Warranties.

Unless provided otherwise in this Agreement, Buyer's and Seller's representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive for a period of two years following the Closing Date.

X.	TERMINATION

10.1	Termination by Either Party.

Either party may terminate this Agreement upon written notice to the other if:

(a)	as a result of any breach of any representation,
warranty or covenant, the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within 30 days thereafter;

(b)	the Closing does not occur on or before December 31,
1998, unless the parties mutually agree in writing to extend such date; or

(c)	the other party so agrees in writing.

The termination of this Agreement under subsection (a) shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement.

XI.	MISCELLANEOUS

11.1	Continuing Cooperation.

(a)	On and after the Closing Date, Seller agrees to
execute, acknowledge and deliver such documents and instruments as Buyer may reasonably request to vest in Buyer the full legal and equitable title to the Assets and Liabilities.

(b)	On and after the Closing Date, Buyer shall execute,
acknowledge and deliver such documents and instruments as Seller may reasonably request to relieve and discharge Seller from its obligations with respect to the Liabilities.

(c)	Seller and Buyer shall cooperate with each other in
connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

(d)	Except as provided in Section 7.2, no interest in or
right to use First Union National Bank's logo or the name "First Union" or any other similar word, name, symbol or device in which Seller has any interest by itself or in combination with any other word, name, symbol or device, or any similar variation of any of the foregoing (collectively, the "Retained Names and Marks") is being transferred to Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 7.2, Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Buyer of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Seller from any and all claims (and all expenses, including reasonable attorneys' fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by Buyer.

11.2	Merger and Amendment.

This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

11.3	Dispute Resolution.

(a)	Neither Seller nor Buyer shall assert any claim
arising out of or relating to this Agreement (except with respect to claims to be handled under the Working Agreement or submitted to the Mediator under Section 3.2(c)), unless:

(i)	except for claims arising under or in
respect of Sections 2.4, 2.5 or 11.1(d), the amount in dispute with respect to any claim exceeds $5,000.00;

(ii)	except for claims arising in respect of
Sections 2.4, 2.5 or 11.1(d), the aggregate amount of all claims by Buyer or Seller (as the case may be) which satisfy the preceding clause exceeds $25,000.00, in which case a claim may be asserted only to the extent that such threshold has been exceeded;

(iii)except for claims arising under Sections 2.4, 2.5, or 11.1(d), the aggregate amount of all claims by Buyer or Seller (as the case may be) shall not exceed the Amount of Premium; and

(iv)	except for claims arising under Sections
2.4, 2.5 or 11.1(d), the notification required by Section
11.3(b) (if any) is given on or before the second anniversary of the Closing Date.

(b)	The parties shall attempt in good faith to resolve
any dispute arising out of or relating to this Agreement promptly by negotiations, as provided in this subsection (b). Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within 30 days of the disputing party's notice, or if the parties fail to meet within ten days, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this subsection (b) are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, applicable state rules of evidence, and common law. The procedures set forth above will be followed in advance of litigation of any dispute between the parties; nevertheless, either party may seek a preliminary injunction or other provisional judicial relief if in its judgment such an action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties will continue to participate in good faith in the procedures set forth in this subsection (b).

(c)	Neither party shall have any liability for lost
profits or punitive damages with respect to any claim arising out of or relating to this Agreement. The sole recourse and remedy of a party hereto for breach of this Agreement by the other party hereto shall be against such other party and its assets, and no officer, director, employee, stockholder or affiliate of any party shall be liable at law or in equity for the breach by such party of any of its obligations under this Agreement.

11.4	Indemnification.

After the Closing Date, and unless otherwise provided in the Agreement:

(a)	Buyer shall indemnify and hold Seller harmless from
and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branches after the Closing Date, and from any loss or damage resulting from any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement.

(b) Seller shall indemnify and hold Buyer harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branches on or before the Closing Date, and from any loss or damage resulting from any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement.

(c)	Promptly after receipt by either party of notice of
the assertion of any claim or the commencement of any action, suit or proceeding with respect to this Agreement, such party ("Indemnified Party") shall give written notice thereof to the other party ("Indemnitor") and will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, it shall have been prejudiced thereby. In case any such action suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith written opinion of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or that there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense (except as otherwise provided above). If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(d)	Any claims for indemnification brought under this
Section shall be subject to the provisions of Section 11.3.

11.5	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

11.6	Exhibits and Schedules.

All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

11.7	Assignment.

This Agreement is not assignable by either party without the written consent of the other party, which shall not be unreasonably withheld.

11.8	Headings.

The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

11.9 Notices.

Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), or when delivered by facsimile transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

If to Seller to:	Sid Newberg
                 Senior Vice President
                 First Union National Bank
                 214 N. Hogan Street
                 3rd Floor
                 Jacksonville, Florida 32202

with a copy to:	 Keith D. Lembo, Esq.
                 Senior Vice President
                   and Deputy General Counsel
                 First Union Corporation
                 One First Union Center, Leg-0630,
                 31st Floor
                 Charlotte, North Carolina 28288-0603

If to Buyer to: 	J. Kimbrough Davis
                 Senior Vice President
                 Capital City Bank
                 217 North Monroe Street
                 Tallahassee, Florida 32301-7690

with a copy to:	 Michael V. Mitrione, Esq.
                 Gunster, Yoakley
                 Phillips Point
                 Suite 500 East
                 777 S. Flagler Drive
                 West Palm Beach, Florida 33401-6194

11.10 	Expenses.

Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement; provided, however, that Buyer shall pay all fees and expenses associated with the regulatory application process.

11.11 Public Announcements.

Each party shall consult with the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and shall furnish a copy of the text to the other party of the announcement or other communication.

11.12 Governing Law; Jurisdiction.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within the State of Florida.

11.13 No Third Party Beneficiaries.

The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Buyer.

11.14 Brokers and Finders.

(a)	Buyer hereby represents and warrants to Seller that
it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Buyer agrees to indemnify Seller against any claim arising out of any such employment of ar agreement to retain any such broker or finder by Buyer.

(b)	Seller hereby represents and warrants to Buyer that
it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify Buyer against any claim arising out of any such employment of or agreement to retain any such broker or finder by Seller.

11.15 Enforcement Costs.

If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

11.16  Specific Performance.

Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not performed in accordance with its specific terms. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date written on page one of this Agreement.



CAPITAL CITY BANK

By: /s/ William G. Smith, Jr.
Its: Chairman


FIRST UNION NATIONAL BANK

By:/s/ Sid Newberg
Its: Senior Vice President


EXHIBIT A

CLOSING DOCUMENTS


EXHIBIT B

FORM OF CLOSING STATEMENT


Amount of Liabilities				Settlement Amount

Principal Amount of Deposits		___________________________

Accrued Interest          				___________________________

(Less) Value of Assets
and Amount of Premium

Real Property*				          	(_________________________)

Fixed Assets*		           			(_________________________)

Cash on Hand		            			(_________________________)

Instant Cash Reserve Loans*		(_________________________)

Overdrafts*	             				(_________________________)

Amount of Premium*	       			(_________________________)

(Less) Plus Taxes*			       	(_________________________)

(Less) Plus Prorated Tax and
Expense Items*			         			(_________________________)

Payment Amount			          		___________________________

*See Attached Schedules for Calculations


EXHIBIT C

FORM OF ADJUSTED CLOSING STATEMENT

                              Settlement	  Adjusted
Amount of Liabilities		        	Amount	    	Amount

Principal Amount of Deposits		___________	___________
Accrued Interest		          		___________	___________
                              ___________	___________

(Less) Value of Assets
and Amount of Premium

Real Property*			          		(__________) (__________)

Fixed Assets*				           	(__________)	(__________)

Cash on Hand			            		(__________)	(__________)

Instant Cash Reserve Loans*		(__________)	(__________)

Overdrafts*		             			(__________)	(__________)

Amount of Premium*				       (__________) (__________)

(Less) Plus Taxes*	       			(__________)	(__________)

(Less) Plus Prorated Tax and
Expense Items*		         				(__________)	(__________)

Adjustment Payment	       			 __________	  __________

Settlement Payment Amount		     -----    	 __________

Increase (Decrease) from
Settlement Payment Amount	  	   -----	   	 __________

Payment of Training Expenses		  -----    	 __________

Total Increase (Decrease)
and Reimbursement		        		   -----		    __________

Interest				               		   -----		    __________

Amount Due from Seller (Buyer)
(Total Adjustment Payment)	     -----	   	 __________


*See Attached Schedules for Calculations



EXHIBIT D

                              WORKING AGREEMENT

                      FIRST UNION NATIONAL BANK (FUNB)
                                   (Seller)

                                     and

                            CAPITAL CITY BANK (CCB)
                                    (Buyer)




Acceptance: (Purchaser)

/s/ Mitchell R. Englert    Date: 11/9/98


First Union National Bank

/s/ Sid Newberg    Date: 11/5/98


                             GENERAL
Resolution
Date

 1.	The target date and time for the Closing is Friday at 4:00 p.m. on
December 4, 1998.

 2.	The Branches will close at 4:00 p.m. on the Closing Date and not reopen until the following Business Day.

 3.	Deposit interest will be accrued through the Sunday
following the Closing Date.

 4.	Accounting for the Assets and Liabilities will be as of
12:01 a.m., on the Saturday following the Closing Date.

 5.	All post-Closing ACH and paper debits and credits
received by Seller will be forwarded to Buyer for a period of 90 days following the Closing Date, then evaluated monthly. These items will be returned to the originator on or before 90 days after the Closing Date.

Any extension request for processing of ACH or Servicenter items after 90 days must be received in writing and agreed to by the Seller no later than two weeks prior to the 90-day deadline.

 6.	File layouts and two sets of test files will be provided
to Buyer by Seller for each application not less than 30 days prior to the Closing Date.

 7.	Seller will forward wire transfer items to Buyer for a
period of 30 days after the Closing Date. After expiration of this period, items will be returned to the originators.

 8.	The transfer of personnel file contents will be
determined by Seller's Personnel Division.

 9.	There will be dual (Seller and Buyer) physical inventory
of the Fixed Assets to verify the Fixed Assets to be sold not less than 30 days prior to the Closing Date.

10.	Buyer and Seller agree to jointly review and approve all
	customer communication to be sent prior to the Closing Date providing at least two to three days lead time.

11.	Seller will provide Buyer with information for any
material changes being made to any product or services prior to the Closing Date affecting the Assets or Liabilities.


                         	FINANCIAL SETTLEMENT

Resolution
Date

ONE-TIME:

 1.	Buyer will pay property taxes and prorate to Seller as of
the Closing Date.

 2.	Teller working cash, vault cash and ATM cash where applicable, will be included in the Assets to be sold.

 3.	Seller will create an Instant Cash Reserve (ICR) list
for accounts which have advances on the system on the Saturday following the Closing Date.

 4.Consumer loans made during the two weeks prior to the Closing Date will not be booked to Seller's system but will be delivered to the Buyer to be booked on Buyer's system, provided regulatory has been received. Special settlement may be required for these loans.

N/A	 5.	Commercial loans made during the _______ prior to the
Closing Date, will not be booked to Seller's system but will be held to be booked on Buyer's system. Special settlement will be required for these loans.

ONGOING:

 1.	Seller will establish a single day settlement with Buyer
for all post-Closing monetary transaction activity to Liability accounts. This settlement will be via a separate wire until activity slows.

 2.	Loan payments received by Seller after Closing Date
will be sent settled through settlement account.


                         BRANCHES

Resolution
Date

 1.	Generally, training by Buyer will be conducted during
non-banking hours with time to be recorded by affected employees and billed to Buyer. Out-of-pocket expenses
(meals, mileage) will be paid directly by Buyer. Seller will not unreasonably deny Buyer the opportunity for training during banking hours when such training will not interfere with Seller's ability to conduct its business.
Training times and schedule will be coordinated with Cindy Boatright, Operations Coordinator before contact with branch personnel.

 2.	Buyer will have Seller's cooperation in installing any
needed training terminals prior to the Closing Date.
(Provided the Branch facilities have sufficient excess space.)

 3.	New telephone numbers cannot be activated until the first business day following the Closing Date. Telephone numbers will be transferred to Buyer.

 4.	Seller's consignment items will be removed on the
Closing Date, with bulk supplies inventoried and removed as early as practicable prior to Closing Date. Buyer's consignment items and supplies can be delivered up to one week prior to the Closing Date. (Provided there is joint agreement on space to accommodate the shipment.)

 5.	Buyer will work with Seller to accommodate removal of
branch automation (PCs), terminals and telecommunication equipment not purchased, with said equipment to be removed following 4:00 p.m. on the Closing Date.

 6.	Seller's telecommunication lines will be switched on
Friday evening or Saturday following the Closing dependent on local phone service availability.

 7.	Buyer may have a total of 1 or more individuals in the Branches on the Closing Date to observe the close-out and sign for any transferred items (e.g., cash, keys).

	8. Seller will remove all cash items from the Branches on the Closing Date, except those that are to be picked up by customers. "Pick-up" cash items will be included in the Assets to be sold and treated as cash. Buyer's representative will be available to review any such items the prior Wednesday through the Closing Date. Cash items are defined as any item for which the customer is to provide cash funds to replace.

                        	BRANCHES (Continued)

Resolution
Date


 9.	Any ATMs will be included in the Assets to be sold.  A list of those specific ATMs will be provided to the Buyer.

N/A	10.Buyer will assume Seller's Post Office boxes.  After the
Closing, Seller's mail will be forwarded by Buyer to a location designated by Seller.

	11.There will be joint notification of the Closing by Seller and Buyer to all vendors (e.g., water, electricity, business licences, etc.).

N/A 12.Non-negotiable collateral will be reviewed by Buyer at Seller's central location in Roanoke, not in each Branch.

N/A 13.Negotiable collateral will be reviewed at the Branches.

14.	Branch signage will not change until after the Closing.
Buyer may "bag" the branch signs after 4:00 p.m. on the closing day if a permanent sign cannot be installed on the closing day.


                         DDA/SAVINGS

Resolution
Date

 1.	DDA/savings accounts with a zero balance and accounts
closed in the last month prior to Closing will be included in the Liabilities.

 2.	Dormant accounts will be included in the Liabilities.
Buyer will be responsible for escheat processing unless
Seller has already completed the process for the current year.

 3.	Seller will report actual interest withholding amounts
and interest paid by Seller through the Closing Date for 1099 purposes for both active and closed accounts.

 4.	Seller will limit check reorders and new account check
quantities prior to the Closing Date.  (See CHECK ORDERS)

 5.	Buyer will be responsible for W-9/W-8 mailings following the
Closing Date. Seller has satisfied the mailing requirements for 1998.

 6.	Service charges:

    a.	Seller will not service charge a maintenance or activity fee on Closing Date cut-off statements for commercial and personal DDA and savings accounts.

    b.	Statement savings accounts will not be charged for normal service charges for the month in which the Closing Date occurs if the Closing Date is other than month-end.

 7. The last Instant Cash Reserve (ICR) statement prior to the Closing Date will be a statement of account only, with no payment billing. Buyer will ensure that there are at least 25 days between customer billings.

 8. Buyer will mail new checks to customers within 7 days after the Closing Date.

 9. Seller will provide all DDA and savings signature cards in its possession at its Jacksonville, Florida, Servicenter on the Monday following the Closing Date.
(Missing signature cards will be indicated on reports provided to Buyer.) (Special cut-off statements and special instructions for accounts will be provided.)

               DDA/SAVINGS (Continued)

Resolution
Date

 10.Seller will provide all resolutions (corporate, check cashing) to Buyer. A list indicating any missing resolutions will also be provided. Resolutions and list will be available as soon after the Closing Date as practicable.

 11.Seller will retain all draft authorizations; Buyer will be provided copies or assistance upon request.

 12.A paper report will list all stop pay and hold information; for balancing purposes, a dollar and number total will accompany the report. ACH stop pays will be on a paper report and included in the "Stop/Hold" file.

 13.Special cut-off statements will be dropped by the Seller on all active divested accounts after posting on the Closing Date. Seller will mail statements with appropriate items enclosed to the customer within five
Business Days of the Closing.

 14.Accounts will be paid (credited) interest through last normal interest cycle date.

 15.Buyer will not receive a fiche of the last special cut-off statement for personal or commercial accounts.
Seller will continue to handle inquiries about their last special cut-off and prior statements.

 16.To set up Buyer's related (linked) accounts for no-charge checking, Seller will provide linkage information via a report which will include transfers.

 17.No audit confirmations will be placed in the final special cut-off statements. A statement stuffer and/or statement message will be jointly agreed to and will be used to notify the customers that the account is being sold.

 18.Accounts with special overdraft limits will be identified on the master file per file documentation.

 19.Buyer agrees to honor collateral holds for loans not included in the Assets.


                      	CHECK ORDERS

Resolution
Date

 1.	Thirty days prior to the Closing Date, Seller will limit
new personal check orders and reorders for Branch customers to a trial 50. Commercial check orders will be limited by Customer Service Representative's discretion. Beginning Monday prior to the Closing Date, no new orders or reorders will be forwarded to Seller's printer; these will be held in the Branches. Seller will notify its vendor of the sold
Branches.

 2.	Buyer will develop a customer check reorder information
tape from Seller's tapes to order replacement checks from Buyer's printer.


                   CERTIFICATES OF DEPOSIT AND
            	  INDIVIDUAL RETIREMENT ACCOUNTS (IRA)

Resolution
Date

 1.	Redeemed (closed) CDs will not be included in the Liabilities.

 2. Dormant accounts will be included in the Liabilities.
Buyer will be responsible for escheat process provided
Seller has not already completed for the current year.

 3.	Seller will report actual interest withholding amounts
and interest paid by Seller through the Closing Date for 1099 purposes.

 4.	Buyer will be responsible for W-9/W-8 mailings after the
Closing Date.  Seller has satisfied the mailing requirement for 1998.

 5.	Interest accrual and payment:

    a.	Interest will be accrued and paid through
       Sunday, December 6, 1998.

    b.	Advance interest payments (checks or credits) will
       have been created and outstanding through December 10, 1998 for CDs and December 4, 1998 for IRAs. Payments will be reflected in the Final Settlement Statement.

 6. Maturity notices:

    a.	Maturity notices will be mailed by Seller for CDs
       that mature through January 5, 1999.

    b.	Maturity notices will be mailed by Seller for IRAs
       that mature through January 5, 1999.

    c.	No inserts or special messages will be placed in
       notices mailed by Seller.

 7. Interest payment/transfers of CDs' interest into accounts retained by Seller will no longer occur after the Closing Date. Seller's customers will be advised that their transfers are being converted into regular interest checks as part of the standard Branch closing process. Seller will provide a list of affected accounts to Buyer.


                	CERTIFICATES OF DEPOSIT AND
      	INDIVIDUAL RETIREMENT ACCOUNTS (IRA) (Continued)

Resolution
Date

	 8. Seller will provide a file copy of physical CD documentation in its possession on the Friday after the Closing Date. Pledge and/or assignment information will be attached to the CD copies if applicable.

 9.	The appropriate Individual Retirement Account
documentation will be transferred to Buyer.

 10.Self-directed IRAs/QRPs will not be included in the Liabilities.

 11.IRA 1099Rs due for 1998 will be the responsibility of Seller for activity through closing date.

 12.IRA 5498 reporting for 1998 will be the responsibility of Seller for activity through closing date.

 13.Buyer agrees to honor holds on CDs that are collateral for loans not included in the Assets.


                     	INSTANT CASH RESERVE

Resolution
Date

 1.	Loans over 30 days past due at the time of customer
notification of the sale will not be included in the Assets.

 2.	First Advance, First Choice, MasterCard and Visa
accounts and any consumer leases will not be included in the Assets.

 3.	Instant Cash Reserve (ICR) accounts linked to a sold
Deposit Account will be included in the Assets. ICR accounts not linked to a sold Deposit Account will not be included in the Assets.

 4.	Buyer will be assigned "first beneficiary" of credit
insurance policies following the Closing Date. Buyer assumes the income and liability of Seller's insurance program following the Closing Date.

 5.	A blanket endorsement/assignment of notes included in
the Assets is satisfactory with the understanding that any note will be endorsed separately where there is legitimate reason for the same.

N/A 6.	Buyer will report to the customer the amount of interest
paid by the customer during the year on each loan included in the Assets.

 7. Interest accruals will be through the Closing Date.

N/A 8.	1098 reporting requirements for the year will be the
responsibility of Buyer.


                        	DIVESTITURE DAY

Resolution
Date

 1.	Buyer will pick up and sign for tapes, deliverable
reports and documentation at Seller's site in Charlotte.
All data will be available by noon on the Saturday following the Closing Date. (Request that Buyer's representative report into the control center by 9:00 a.m.)

 2.	Seller will provide back-up tapes in case the original
tapes cannot be read.

 3.	Buyer will have individuals on site in the Branches (or
available by phone) on the Closing Date and the Saturday following the Closing Date to assist in making pay/return decisions on NSF items.

 4. Seller shall indemnify and hold Buyer harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to erros or ommissions in the magnetic tape provided to Buyer with respect to the Deposits.


                     	POST DIVESTITURE PROCESSING

Resolution
Date

 1. Seller will make items available to Buyer per Business Day:

    	a.	Cash letters will be available to be picked up at
        Seller's Jacksonville, Florida Servicenter.

    	b.	Seller will provide a daily file transmission, at no
        charge, for all ACH transactions.

    	c. Seller will make ICR payments available to Buyer one time per day. Settlement will be through the settlement account.

 2.	Buyer and Seller will each establish a single sold
accounts inquiry desk to handle requests and speed research. The communication link will be between Buyer's and Seller's desks only. All questions and requests for account research will flow between these inquiry desks. Buyer will contact the Branches if their assistance is required. After the Closing Date, the divested branches will place their inquiries through Buyer's inquiry desk.

 3.	Buyer will pay Seller for all research and photocopies
necessary to satisfy historical reconstruction and/or third party account inquiries at Seller's then current rate unless such research is directly related to Seller's error.

 4.	Seller will forward adjustments to Buyer with
description (including account number and customer name if available). Adjustments will settle through the settlement account.

              	POST DIVESTITURE PROCESSING

                     	(Continued)
Resolution
Date

 5.	Interest adjustments required on accounts after the
Closing Date due to Seller's error prior to the Closing
Date will be handled by Seller. The customer will be sent a check and a corrected 1099 if applicable.

 6.	Items in process of collection at the time of Closing
will be identified to Buyer and the dollar entries will pass through the settlement account. Returned items received after the Closing Date will be passed to the Buyer through the settlement account. If any such returned items follow proper procedure, that loss can be passed back to the Seller through the settlement account. Seller will then reserve the right to follow usual collection efforts against the customer.

 7.	Government reclamation notices on accounts will be
complied with, to the extent that funds are available in the account at the time the notice is received. In the event that funds are not available to cover all or part of the reclamation activity prior to the Closing Date, Buyer will comply with the reclamation to the extent funds are available (on a FIFO basis) and then return the reclamation to the government agency with notice that the account was owned by Seller at the time covered by the period for which funds are not remitted.

 8.	Funds transfers received for accounts during the grace
period will be posted to Buyer's single correspondent
DDA (the settlement account) with Seller. Buyer will be advised by phone.


	                       RETURN MAIL

Resolution
Date

 1.	Seller will send all return mail from the divested Branches'
customer communication to Buyer's designee. No attempt will be made to remail this communication. These accounts will still be included in the Liabilities.

 2.	Returned special cutoff statements (DDA and savings)
will be kept by Seller.  Buyer may request copies/information as needed.

 3.	If any CD maturity notices are returned to Seller, its
account services area will contact Buyer's designee who will secure proper addresses and complete notifications.

 4.	Seller will keep returned interest checks and notify the
Buyer's designee.

 5.	Seller will keep 1099s as per current procedure.  No
effort will be made to locate customers.

 6.	Seller will keep returned NSF and OD notices.  Seller
will also keep returned ICR notices.

 7.	Chargebacks (with checks attached), proof corrections,
deposit adjustments, and all miscellaneous adjustments will be sent to Buyer's designee.

                         	SCHEDULE 1.1

                           	BRANCHES
County
Washington     #322     Chipley
                        1242 Jackson Avenue
                        Chipley, Florida 32428

Washington    #9183     Sunny Hills Specialty Branch
                        1770 Sunny Hills Boulevard, Suite B
                        Sunny Hills, Florida 32428

Gulf           #175     Port St. Joe
                        504 Monument Avenue
                        Port St. Joe, Florida 32456

Bradford       #327     Starke
                        105 North Jefferson Street
                        Starke, Florida 32091

Bradford       #326     Bradford Square Remote
                        841 South Walnut
                        Starke, Florida 32091

Clay           #177     Keystone Heights
                        405 Lawrence Boulevard South
                        Keystone Heights, Florida 32656

Putnam         #350     Palatka Main
                        200 Reid Street
                        Palatka, Florida 32177

Putnam         #355     Palatka Mall
                        400 Highway 19 North
                        Palatka, Florida 32077